UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2014

HILL-ROM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana	1-6651	35-1160484

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1069 State Route 46 East Batesville, Indiana	47006-8835

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7777

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 13, 2014, subsidiaries of Hill-Rom Holdings, Inc. (the “Corporation”), entered into a Stock Purchase Agreement (the “Agreement”) with TRUMPF International Beteiligungs-GmbH to acquire the equity interests in certain of its subsidiaries, including TRUMPF Medizin Systeme GmbH + Co. KG, TRUMPF Medizin Systeme Beteiligungs-GmbH, TRUMPF Medizinsysteme Österreich GmbH, TRUMPF Medical Systems Inc., and TRUMPF Systèmes Médicaux SAS (collectively, “TRUMPF Medical”).  A copy of the Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.  TRUMPF Medical provides a portfolio of well-established operating room infrastructure products such as surgical tables, surgical lighting, and supply units.

The following description of the Agreement is qualified in its entirety by reference to Exhibit 1.1.  The purchase price for TRUMPF Medical is EUR 187 million on a cash-free, debt-free basis, and is subject to customary working capital adjustments following the closing.  The Corporation will fund the purchase price with a combination of cash on hand and borrowings under its revolving credit facility.  The Agreement also contains customary representations, warranties, indemnities and covenants, as well as a non-compete covering certain selling stockholders. Additionally, certain intellectual property rights and transitional support services will be granted to TRUMPF Medical by the sellers.  The closing of the transactions contemplated by the Agreement is subject to customary closing conditions, including anti-trust merger clearance.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

1.1	Stock Purchase Agreement, dated as of June 13, 2014

99.1	Press release, dated June 16, 2014, issued by the Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.

Date: June 16, 2014	By:	/s/ Susan Lichtenstein
Susan Lichtenstein
Senior Vice President of
Corporate Affairs,
Chief Legal Officer and Secretary